Exhibit 99.(j)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 85 to Registration Statement No. 33-23166 of the Morgan Stanley Institutional Fund, Inc. on Form N-1A of our report dated August 21, 2009, relating to the financial statements and financial highlights of Van Kampen Equity Growth Fund, appearing in the Annual Report for the year ended June 30, 2009.  We also consent to references to us under the captions “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

May 17, 2010